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                                                                    EXHIBIT 12.2




                            TALON AUTOMOTIVE GROUP

         PRO FORMA COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                 (UNAUDITED)

                       (IN THOUSANDS EXCEPT FOR RATIOS)



                                        Three months       Year
                                            ended          ended
                                           April 4,      December 31,
                                            1998            1997
                                        -------------   -------------
Fixed Charges:
 Interest expense                        $   3,302       $  12,569
 Estimated interest portion of rents     $     131       $     522
                                         ---------       ---------
  Total fixed charges                    $   3,433       $  13,091


Earnings:
 Earnings before fixed charges (1)       $   4,608       $  11,520
 Estimated interest portion of rents     $     131       $     522
                                         ---------       ---------

  Adjusted earnings                      $   4,739       $  12,042

Ratio of Earnings to Fixed Charges           1.380           0.920
                                         =========       =========



(1) Includes gain on sale of assets and foreign currency exchange loss.